Exhibit 10.53

Remington Arms Company, Inc.

Special Supplemental Retirement Plan for Paul Cahan

Purpose.     This document evidences an unfunded arrangement established and maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees (as defined for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended).

Definitions.     Capitalized terms used herein without definition shall have the respective meanings set forth in the Remington Supplemental Pension Plan (the “SERP”). The Special Supplemental Retirement Plan for Paul Cahan shall be referred to herein as the “Special Plan”.

Benefit.     Mr. Paul Cahan shall be entitled to the following retirement benefits, in addition to any benefits payable under the SERP and the Pension Plan:

    (a)        a lump sum payment of $77,000 payable on the date of the commencement of his SERP benefit; and

    (b)        Payments equal to the excess, if any, of:

(i)	the benefit that Mr. Cahan would have received under the SERP if such benefit had been calculated as if he received additional non-incentive compensation in March 2003 in an amount equal to $38,500 and such amount was included for purposes of calculating Average Monthly Pay (without regard to the terms of the Pension Plan), over

(ii)	the actual benefit to which Mr. Cahan is entitled under the SERP upon his retirement,

payable at the same time and in the same form as Mr. Cahan’s benefits under the SERP.

Mr.     Cahan’s benefits hereunder shall be 100% vested and nonforfeitable and shall be distributable to him or, in the event of Mr. Cahan’s death, to his beneficiary, as provided below.

Administration of the Plan. The Special Plan shall be administered by the Committee. The Committee’s duties and authority under the Special Plan shall include (i) the interpretation of the provisions of the Special Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Special Plan, (iii) the making of such determinations as may be permitted or required pursuant to the Special Plan, and (iv) the taking of such other actions as may be required for the proper administration of the Special Plan in accordance with its terms. Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon each Employer and Mr. Cahan, each designated beneficiary, and each person claiming under or through Mr. Cahan or any designated beneficiary, and no additional authorization or ratification by the Board of Directors or stockholders of any Employer shall be required. Each determination required or permitted under the Special Plan shall be made by the Committee in the sole and absolute discretion of the Committee.

Designation of Beneficiaries. Mr. Cahan’s beneficiary under this Special Plan shall be the same beneficiary as is recognized under the SERP. If Mr. Cahan fails to designate a beneficiary before his death, as provided above, or if the beneficiary designated by Mr. Cahan dies before the date of Mr. Cahan’s death, the Committee, in its discretion, may pay the benefit to which Mr. Cahan is entitled, if any, to either (i) one or more of the Mr. Cahan’s relatives by blood, adoption or marriage and in such proportions as the Committee determines, or (ii) the legal representative or representatives of the estate of the last to die of Mr. Cahan and his designated beneficiary.

Non-Alienation of Benefits. Mr. Cahan’s rights to benefits under the Special Plan shall not be grantable, transferable, pledgeable or otherwise assignable, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and shall not be liable or taken for any obligation of such person. Any such attempted grant, transfer, pledge or assignment shall be null and void and without any legal effect.

Withholding for Taxes. Notwithstanding anything contained in this Special Plan to the contrary, each Employer shall withhold or shall cause its agent to withhold from any distribution made under the Special Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any state’s income tax act for purposes of paying any estate, inheritance or other tax attributable to any amounts distributable or creditable under the Special Plan.

Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of an Employer or any legal counsel, independent public accountant or actuary, and shall be fully protected in relying upon any such information, report or opinion. No member of the Committee shall have any liability to an Employer or Mr. Cahan or any designated beneficiary, person claiming under or through Mr. Cahan or any designated beneficiary or other person interested or concerned in connection with any decision made by such member pursuant to the Special Plan which was based upon any such information, report or opinion if such member relied thereon good faith.

Special Plan not to Affect Employment Relationship. Neither the adoption of the Special Plan nor its operation shall in any way affect the right and power of any Employer to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of Mr. Cahan at any time for any reason nor without cause. By accepting any payment under this Special Plan, Mr. Cahan , each designated beneficiary and each person claiming under or through such person, shall be conclusively bound by any action or decision taken or made under the Special Plan by the Committee.

Subordination of Rights. At the Committee’s request, Mr. Cahan or each designated beneficiary shall sign such documents as the Committee may require in order to subordinate Mr. Cahan’s or such designated beneficiary’s rights under the Special Plan to the rights of such other creditors of the Company as may be specified by the Committee.

Notices.     Any notice required to be given by the Company or the Committee hereunder shall be in writing and shall be delivered in person or by registered mail, return receipt requested. Any notice given by registered mail shall be deemed to have been given upon the date of delivery, correctly addressed to the last known address of the person to whom such notice is to be given.

Controlling Law. The Special Plan shall be construed in accordance with the internal laws of the State of New Jersey.

Successors.     The Special Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and on the Committee and its successor, whether by way of merger, consolidation, purchase or otherwise.

Severability.     If any provision of the Special Plan shall be held illegal or invalid for any reason, such illegality on invalidity shall not affect the remaining provision of the Special Plan, and the Special Plan shall be enforced as if the invalid provisions had never been set forth therein.

Action by Company. Any action required or permitted by the Company under the Special Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

Headings.     Headings of sections of the Special Plan are inserted for convenience of reference and are not part of the Special Plan and are not to be considered in the construction thereof.